Exhibit 99.1

CytRx Announces Initiatives to Strengthen Corporate Governance and Support Strategic Priorities

Accelerates Plans to Enhance its Board Composition by Committing to Add a New Independent Director Following a Professionally-Managed Search Process that Includes Stockholder Input

Augments Existing Cost Reduction Efforts by Capping Management Compensation and Director Fees at Their Current Levels For the Next Two Years

Reaches Agreement with Stockholder, Resulting in a Withdrawal of his Nomination Notice and Certain Other Demands Relating to the 2020 Annual Meeting

CytRx Corporation (OTCQB: CYTR) (“CytRx” or the “Company”), a specialized biopharmaceutical company focused on research and development for the oncology and neurodegenerative disease categories, today announced that it is taking several steps to strengthen the Company’s corporate governance and support its strategic priorities, including its previously stated focus on achieving operational efficiencies and preserving capital. CytRx also announced that it has reached an agreement with stockholder Jerald A. Hammann, who will withdraw his notice of nomination and not stand for election to the Board of Directors (the “Board”) at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) that is scheduled for September 3, 2020. The details included in the agreement can be found in the Current Report on Form 8-K that CytRx will file with the Securities and Exchange Commission.

After carefully considering our stockholders’ feedback and CytRx’s go-forward strategy, the Board has committed to:

●	Adding an independent director to the Board by no later than the one-year anniversary of the 2020 Annual Meeting. This process will include the retention of a professional search firm and reflect stockholder input. It is anticipated that the Board will expand from 4 members to 5 members as a result.

●	Capping the Chief Executive Officer’s compensation, the Chief Financial Officer’s compensation and the fees paid to Board members at current levels for a period of two years following the 2020 Annual Meeting.

●	Retaining an independent compensation consultant to advise the Board’s compensation committee prior to changing any compensation for its named executive officers and Board members.

●	Not submitting any proposals to authorize additional shares for a period of two years following the 2020 Annual Meeting.

Steven A. Kriegsman, CytRx’s Chairman and Chief Executive Officer, commented:

“The Board firmly believes that the commitments announced today support CytRx’s strategic priorities and intense focus on delivering enhanced value for stockholders. The addition of a new independent director with fresh perspectives and the right sector expertise can help the Board assess a wider array of strategic opportunities and broaden its network of possible development partners for Centurion Biopharma’s high-potential assets, among others. Moreover, enacting a two-year freeze on management and director compensation aligns with our existing efforts to achieve operational efficiencies, which have already positioned CytRx to reduce its first half general and administrative costs by 20% on a year-over-year basis. It is important to stress that all of our steps to strengthen corporate governance take into account the candid and thoughtful feedback that we have been receiving from stockholders.”

Mr. Hammann commented:

“I am very pleased that the Board has agreed to adopt many of the important corporate governance enhancements that I have been suggesting. It is certainly a positive outcome for stockholders that CytRx has put itself on stronger footing. I look forward to maintaining a productive relationship with the Board and management team.”

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About CytRx Corporation

CytRx Corporation (OTCQB: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer and neurodegenerative diseases. CytRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. In addition, CytRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S (Nasdaq Copenhagen exchange: ORPHA.CO) in exchange for milestone payments and royalties. Orphazyme is developing arimoclomol in four indications including amyotrophic lateral sclerosis (“ALS”), Niemann-Pick disease Type C (“NPC”), Gaucher disease and sporadic Inclusion Body Myositis (“sIBM”). Learn more at www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to the ability of Orphazyme to obtain regulatory approval for, manufacture and commercialize its products and therapies that use arimoclomol; the results of future clinical trials involving arimoclomol; the amount, if any, of future milestone and royalty payments that we may receive from Orphazyme; the ability of ImmunityBio to obtain regulatory approval for its products that use aldoxorubicin; the ability of ImmunityBio to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from ImmunityBio; and other risks and uncertainties described in the most recent annual and quarterly reports filed by the Company with the SEC and current reports filed since the date of the Company’s most recent annual report. All forward-looking statements are based upon information available to the Company on the date the statements are first published. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

For Investors:

Saratoga Proxy Consulting

Ann Marie Mellone / Joe Mills, 212-257-1311

amellone@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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